Press Release For immediate release
Invesco Ltd. Announces August 31, 2015
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, September 9, 2015 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $776.4 billion, a decrease of 3.8% month over month.  The decrease was driven by unfavorable market returns, FX and outflows from both money market funds and the PowerShares QQQ’s. FX decreased AUM by $1.9 billion, while long term net flows were flat for the month. Preliminary average total AUM for the quarter through August 31 were $799.8 billion, and preliminary average active AUM for the quarter through August 31 were $659.0 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2015(a)	$776.4	$369.6	$185.8	$51.9	$68.5(b)	$100.6
July 31, 2015	$806.7	$396.5	$187.9	$52.9	$69.8	$99.6
June 30, 2015	$803.6	$394.7	$187.5	$53.6	$67.9	$99.9
May 31, 2015	$812.4	$403.6	$185.6	$53.4	$69.5	$100.3
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2015(a)	$640.0	$283.8	$145.2	$51.9	$68.5(b)	$90.6
July 31, 2015	$663.3	$304.4	$146.8	$52.9	$69.8	$89.4
June 30, 2015	$662.0	$305.3	$146.3	$53.6	$67.9	$88.9
May 31, 2015	$668.3	$312.9	$143.3	$53.4	$69.5	$89.2
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

August 31, 2015(a)	$136.4	$85.8	$40.6	$—	$—	$10.0
July 31, 2015	$143.4	$92.1	$41.1	$—	$—	$10.2
June 30, 2015	$141.6	$89.4	$41.2	$—	$—	$11.0
May 31, 2015	$144.1	$90.7	$42.3	$—	$—	$11.1

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $62.9 billion in institutional money market AUM and $5.6 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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